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                                                                    EXHIBIT 12.1

                        COMPUTATION OF RATIO OF EARNINGS

                                TO FIXED CHARGES

                           (IN THOUSANDS OF DOLLARS)

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
                                                                                             PREDECESSOR
                                                                             --------------------------------------------
                                   SIX       THREE       NINE       THREE
                                 MONTHS     MONTHS      MONTHS     MONTHS
                                  ENDED      ENDED      ENDED       ENDED
                                 6/28/97    6/29/96    12/31/96    3/27/96     1995        1994        1993       1992
                                ---------  ---------  ----------  ---------  ---------  ----------  ----------  ---------
(Loss) Income before income
  taxes, equity in net
  earnings of affiliates and
  extraordinary item..........    (82,206)   (43,504)   (143,724)   (10,413)    29,402      64,437       1,197     76,819
Less capitalized interest.....     (2,858)      (761)     (1,974)      (472)    (2,339)    (23,037)    (17,966)    (6,165)
Add dividends from non-
  controlled affiliates.......      1,857      1,400       5,406          0     16,115         n/a         n/a        n/a
Add fixed charges.............     87,041     51,854     152,697     28,115    115,297     119,678     107,682     82,722
                                ---------  ---------  ----------  ---------  ---------  ----------  ----------  ---------
Earnings, as defined..........      3,834      8,989      12,405     17,230    158,475     161,078      90,913    153,376
                                ---------  ---------  ----------  ---------  ---------  ----------  ----------  ---------
                                ---------  ---------  ----------  ---------  ---------  ----------  ----------  ---------
Fixed Charges:
  Interest expense, net of
    capitalized interest......     80,931     49,842     145,845     26,392    105,741      93,243      87,087     74,811
  Capitalized interest........      2,858        761       1,974        472      2,339      23,037      17,966      6,165
  One-third rent expense......      3,252      1,251       4,878      1,251      7,217       3,398       2,629      1,746
                                ---------  ---------  ----------  ---------  ---------  ----------  ----------  ---------
  Total fixed charges.........     87,041     51,854     152,697     28,115    115,297     119,678     107,682     82,722
                                ---------  ---------  ----------  ---------  ---------  ----------  ----------  ---------
                                ---------  ---------  ----------  ---------  ---------  ----------  ----------  ---------
Ratio of Earnings to Fixed
  Charges.....................       0.04       0.17        0.08       0.61       1.37        1.35        0.84       1.85
                                ---------  ---------  ----------  ---------  ---------  ----------  ----------  ---------
                                ---------  ---------  ----------  ---------  ---------  ----------  ----------  ---------
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